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[LETTERHEAD]                                                     Exhibit 5.01(a)

                                   SIDLEY & AUSTIN
                  A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS


                                ONE FIRST NATIONAL PLAZA
              LOS ANGELES        CHICAGO, ILLINOIS 60603                 LONDON
                ______           TELEPHONE 312:853-7000                  ______

                NEW YORK             TELEX 25-4364                     SINGAPORE
                ______           FACSIMILE 312: 853-7036                 ______

             WASHINGTON, D.C.                                            TOKYO
                                     FOUNDED 1866



                                  September 23, 1997


CIS Investments, Inc.
Managing Owner of
   JWH Global Portfolio Trust
233 South Wacker Drive
Chicago, Illinois 60606

Dear Madam or Sir:

          We refer to Amendment No. 1 to the Registration Statement on Form S-1 (Reg. No. 333-33937), filed by JWH Global Trust, a Delaware business trust (the "Trust"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on or aboutSeptember 24, 1997 (the "Registration Statement"), relating to the registration under the Act of $155,000,000 of Units of Beneficial Interest in the Trust ("Units").

          We are familiar with the proceedings to date with respect to the proposed issuance and sale of the Units and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

          For purposes of rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

          Based upon the foregoing, we are of the opinion that:

          1. CIS Investments, Inc. (the "Managing Owner") is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware and is in good standing and qualified to do business in each other jurisdiction in which the failure to so qualify might reasonably be expected to result in material adverse consequences to the Trust.

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SIDLEY & AUSTIN                                                  CHICAGO

CIS Investments, Inc.
August 19, 1997
Page 2


          2. The Managing Owner has taken all corporate action required to be taken by it to authorize the issue and sale of Units to the Unitholders and to authorize the admission to the Trust of the Unitholders as beneficial owners of the Trust.

          We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states (including the state of Delaware) to the sale of the Units.

          This opinion is limited to the laws of the United States, the States of California, Delaware (general corporate law only), Illinois, New York, Texas and the District of Columbia.

          This opinion speaks as of the date hereof, and we assume no obligation to update this opinion as of any future date. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. This opinion shall not be used by any other person for any purpose without our written consent.

                                        Very truly yours,

                                        SIDLEY & AUSTIN